Exhibit 99.1

LocatePLUS and Fabasoft Corporation Announce Partnership

Leading provider of public information leverages Mindbreeze Enterprise Search to connect workers with the consumer background information they need to drive better business.

Beverly, Mass. & Needham, Mass. – August 17, 2009 – LocatePLUS and Fabasoft Corporation today announced a strategic partnership between the two companies. Through this partnership, LocatePLUS, a global provider of public background information, and Fabasoft Corporation, a leading provider of Enterprise Content Management solutions, will deliver a sophisticated public records search solution – Mindbreeze PR (Mindbreeze Public Records) that seamlessly connects users to the critical background information they need – from sources both inside and outside their enterprise firewall.

LocatePLUS delivers critical, cross-referenced public information on individuals throughout the United States. This information includes names, addresses, dates of birth, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, drivers’ license information and motor vehicle records. LocatePLUS solutions power investigative searches that are currently being used at the highest levels of US homeland security, anti-terrorism and crime fighting initiatives.

Mindbreeze Enterprise Search, a division of Fabasoft Corporation, empowers people to quickly and securely access and act on critical information from inside the search user interface. By quickly and accurately retrieving the most relevant information, and by tightly integrating search results and business processes with today’s most powerful enterprise systems, Mindbreeze Enterprise Search offers businesses a robust and agile layer on top of their existing information repositories, including federated information sources outside the corporate firewall, such as LocatePLUS.

“Robust and easy-to-digest search results are increasingly important now that many users rely on search as a navigation tool for information online and throughout their enterprises,” said Geoffrey Lee, CEO of LocatePLUS. “We have been working closely with Mindbreeze for the past year and our customers will benefit greatly from the relationship by combining search results from behind the corporate firewall with those available through LocatePLUS.”

“Mindbreeze Enterprise Search differentiates itself in the marketplace by providing businesses with a radically shorter implementation, per-named-user/concurrent user costs, government-level security, consumer-style ease of use, and unparalleled accuracy in connecting people with a greater amount of knowledge to more effectively drive business,” said James Waters, Fabasoft’s Senior Vice President of U.S. Operations . “Our partnership with LocatePLUS enables us to offer a never before seen level of access to background information that enables businesses to operate in a more risk-free environment than ever before.”

About LocatePLUS
LocatePLUS is an industry-leading provider of public information and investigative solutions that are currently being used in homeland security, anti-terrorism and crime fighting initiatives.  The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide.  LocatePLUS' customer base exceeds 13,500 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country.  Clients include many of the nation's leading agencies. Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on nearly 98% of the adult population and data entries relating to approximately 205 million individuals in the United States -- maintained in one of the largest and most comprehensive XML data sources of its kind, capable of national delivery.  For more information, visit the Company's Website at http://www.locateplus.com.

About Fabasoft Corporation:

Fabasoft is a leading manufacturer of software for electronic government, enterprise content management (ECM), compliance and information governance. Fabasoft software facilitates effective corporate compliance and governance based on the systematic and consistent control of enterprise content and business records, thereby significantly enhancing the competitive advantage of our customers. Large-scale clients in both the public and private sectors have been using the company's products successfully for over 20 years to achieve increases in efficiency and transparency and save costs by using digital business processes. Mindbreeze, a division of Fabasoft, is a leading provider of Information Access software for fast and intuitive search solutions, making relevant company and Internet data easily accessible and actionable.

Media Contacts:

Thomas Murphy
LocatePLUS Holdings Corporation
100 Cummings Park, Suite 235
Beverly, MA 01915
+1-978- 921-2727

James Waters, SVP
Fabasoft Corporation
400 Hunnewell Street
Needham, MA 02494
+1-781-371-0511